REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is made as of this 5th day of March, 2014 among Transgenomic, Inc., a Delaware corporation (the “Company”), Third Security Senior Staff 2008 LLC, a Virginia limited liability company (“Senior Staff LLC”), Third Security Staff 2014 LLC, a Virginia limited liability company (“Staff LLC”), and Third Security Incentive 2010 LLC, a Virginia limited liability company (“Incentive LLC” and, together with Senior Staff LLC and Staff LLC, the “Investors”).

WHEREAS, the Investors and the Company are parties to the Series B Convertible Preferred Stock Purchase Agreement, dated as of March 5, 2014 (the “Purchase Agreement”), pursuant to which the Investors purchased from the Company shares of Series B Convertible Preferred Stock of the Company (the “Series B Preferred”); and

WHEREAS, pursuant to the terms of the Purchase Agreement, in order to induce the Investors to invest funds in the Company, the Company has agreed to enter into this Agreement concurrently with the issuance of the Series B Preferred; and

WHEREAS, the Investors and the Company agree to enter into this Agreement to set forth the circumstances pursuant to which the Holders (as herein defined) can cause the Company to register shares of the Common (as herein defined) issuable to the Holders as set forth herein.

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1.	Definitions.

In addition to the terms defined elsewhere herein, when used herein, the following terms shall have the meaning indicated hereunder for purposes of this Agreement:

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, as the same shall be in effect from time to time.

“Act” means the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, as the same shall be in effect from time to time.

“Affiliate” shall mean, with respect to any Person, any other Person who controls, is controlled by or is under common control with such Person.

“Agreement” means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Board” means the Board of Directors of the Company.

“Common” means Common Stock, $0.01 par value per share, of the Company.

“Company” has the meaning assigned to such term in the recitals to this Agreement.

“Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC in lieu of Form S-3 that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Holder” means any Person who owns of record Registrable Securities as of the date hereof (for and so long as such Person continues to own of record any Registrable Securities) or any assignee or transferee thereof in accordance with Section 2.11.

“Investors” has the meaning assigned to such term in the recitals to this Agreement.

“Person” means any individual or group of individuals, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, governmental authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Purchase Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Register”, “Registered”, and “Registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Securities” means (i) the Common issuable or issued upon conversion of the Series B Preferred owned or acquired after the date hereof by the Holders, and (ii) any Common issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) above. For the purposes of any determination under this Agreement, the number of shares of Registrable Securities shall be determined by the number of shares of Common outstanding that are, and the number of shares of Common issuable pursuant to then exercisable or convertible securities that are exercisable or convertible into, Registrable Securities. Registrable Securities issuable upon exercise of an option to purchase equity securities of the Company or upon conversion of another security shall be deemed outstanding for the purposes of this Agreement.

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“SEC” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Act.

“Series A Preferred” means Series A Convertible Preferred Stock, $0.01 par value per share, of the Company.

“Series B Preferred” has the meaning assigned to such term in the recitals to this Agreement.

“Shares” means any of the Common, Series A Preferred, Series B Preferred, or any other class of capital stock of the Company or other securities convertible into or exercisable for any shares of any class of capital stock of the Company or any combination thereof.

“Transaction Documents” means collectively, this Agreement and the Purchase Agreement.

ARTICLE II
REGISTRATION RIGHTS

2.1	General; Securities Subject to this Agreement.

(a)	The Company hereby grants registration rights to the Holders upon the terms and conditions set forth in this Agreement.

(b)	For the purposes of this Agreement, Registrable Securities will cease to be Registrable Securities when (i) a registration statement covering such Registrable Securities has been declared effective under the Act by the SEC and such Registrable Securities have been disposed of pursuant to such effective registration statement or (ii) the entire amount of Registrable Securities proposed to be sold by a Holder, in the opinion of counsel satisfactory to the Company and the Holder, each in their reasonable judgment, may be distributed to the public within any 90-day period pursuant to Rule 144 (or any successor provision then in effect) under the Act.

2.2	Demand Registration.

(a)	If the Company shall receive at any time within five (5) years after the date hereof a written request from the Holders holding at least a majority of the Registrable Securities held by all Holders (the “Initiating Holders”) that the Company register (a “Demand Registration”) that number of Registrable Securities held by such Holders stated in such request (which amount of Registrable Securities shall have a fair market value of at least $2,000,000 in the aggregate, based upon the last sales price of the Common on a national exchange or over-the-counter market, as applicable, on the day immediately preceding the date of such request), then the Company shall (i) within ten (10) days of receipt thereof, give written notice of such request to all other Holders of such request for a Demand Registration and (ii) take such steps as are necessary to prepare for the registration of the Registrable Securities and file as soon as practicable, and in any event within ninety (90) days of the receipt of such request, a registration statement under the Act covering all Registrable Securities that the Holders request to be registered, including any Registrable Securities requested to be included in such registration by Holders other than the Initiating Holders via the delivery to the Company of written notice of such request no later than ten (10) days following the Company’s delivery of written notice of the Demand Registration, subject to the limitations contained herein. Notwithstanding the foregoing, the Company shall not be obligated to effect more than two (2) Demand Registrations pursuant to this Section 2.2 nor shall the Company be obligated to effect more than one (1) Demand Registration within any period of twelve (12) consecutive months. If at the time of any request to register Registrable Securities pursuant to this Section 2.2, the Company is engaged in any other activity that, in the good faith determination of the Board, would make it materially detrimental to the Company and its stockholders for such Demand Registration to be effected at such time, then the Company may, at its option, direct that such request be delayed for a reasonable period not in excess of one hundred twenty (120) days from the date of such request, such right to delay a request to be exercised by the Company not more than once in any twelve (12) month period. In addition, the Company shall not be required to effect any registration within ninety (90) days after the effective date of any other registration statement of the Company (other than a registration statement on Form S-4 or S-8 or any successor thereto). Each request for a Demand Registration by the Holders shall specify the number of Registrable Securities proposed to be registered and sold in connection with such Demand Registration and the intended method of disposition thereof.

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(b)	If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.2(a). The underwriter or underwriters shall be selected by the Company and shall be reasonably acceptable to the Initiating Holders. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.6(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 2.2, if the underwriter advises the Holders in writing that market factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among the Holders in proportion to the amount of Registrable Securities owned by each such Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. If any Holder that has requested inclusion in such registration in accordance with the terms hereof does not agree to the terms of any such underwriting agreed to by the Company, the underwriter and the Initiating Holders, such Holder shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders and the Registrable Securities held by such Holder will be withdrawn from the registration. If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.2(b), then the Company shall offer to all Holders who have retained the right to include Registrable Securities in the registration the right to include additional securities in the registration in an amount equal to the number of shares so withdrawn, with such shares to be allocated in proportion to the amount of Registrable Securities owned by each Holder.

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(c)	The Company shall use its reasonable best efforts to cause any Demand Registration to become and remain effective as soon as practicable. A registration shall not constitute a Demand Registration until it has become effective and remains continuously effective for the lesser of (i) the period during which all Registrable Securities registered in the Demand Registration are sold or (ii) one hundred eighty (180) days; provided, however, that a registration shall not constitute a Demand Registration if (x) after such Demand Registration has become effective, such registration or the related offer, sale or distribution of Registrable Securities thereunder is prevented by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason not attributable to the Holders and such interference is not thereafter eliminated in a reasonable period of time, (y) the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such Demand Registration are not satisfied or waived, other than by reason of a failure by the Holders or (z) if the request for such Demand Registration is withdrawn by the Holders and such Holders reimburse the Company for any expenses incurred in relation thereto.

2.3	Company Registration.

If (but without any obligation to do so) the Company proposes to register any of its Common under the Act in connection with an underwritten offering of such Common for its own account (other than a registration statement on Form S-4 or S-8 or any successor thereto), then the Company shall give written notice of such proposed filing to the Holders at least ten (10) days before the anticipated filing date, and such notice shall describe the proposed registration and distribution and offer such Holders the opportunity to register the number of Registrable Securities as the Holders may request. Upon the written request of any Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the terms of this Agreement, cause to be registered under the Act all of the Registrable Securities that the Holders requested to be registered.

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2.4	Form S-3 Registration.

(a)	In case the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form S-3 with respect to all or a part of the Registrable Securities owned by such Holders (which amount of Registrable Securities shall have a fair market value of at least $500,000 in the aggregate, based upon the last sales price of the Common on a national exchange or over-the-counter market, as applicable, on the day immediately preceding the date of such request), the Company will (i) promptly give notice of the proposed registration to all other Holders and (ii) as soon as practicable, use its reasonable best efforts to effect the registration of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within ten (10) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.4: (w) if Form S-3 is not available for such offering by the Holders; (x) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (after deduction of any underwriters’ discounts or commissions) of less than $500,000; (y) if the Company has, within the twelve (12) month period preceding the date of such request, already effected one (1) such registration on Form S-3 for the Holders pursuant to this Section 2.4; or (z) if the Company shall furnish to the initiating Holders a certificate signed by the Chief Executive Officer or President of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holders under this Section 2.4.

(b)	Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable (and in any event within forty-five (45) days) after receipt of the request or requests of the Holders.

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(c)	No registration requested by any Holder pursuant to this Section 2.4 shall be deemed a Demand Registration pursuant to Section 2.2.

2.5	Restrictions on Sales.

(a)	The Company agrees not to effect any public sale or distribution of any Shares (except (i) pursuant to registrations on Form S-4 or S-8 or any successor thereto or (ii) for those securities being sold by the Company pursuant to a registration statement in which the Holders of Registrable Securities are participating) during the period beginning on the effective date of any registration statement in which the Holders of Registrable Securities are participating and ending on the earlier of (x) the date on which all Registrable Securities registered on such registration statement are sold or (y) one hundred eighty (180) days after the effective date of such registration statement.

(b)	Each Holder agrees that, if requested by the underwriters for an offering of equity securities by the Company, such Holder shall not sell, transfer, pledge, make any short sale of, grant any option for the purchase of or enter into any hedging or similar transaction with the same economic effect as a sale of any Registrable Securities held by such Holder (other than those included in the offering pursuant to the terms hereof) for a period specified by such underwriters not to exceed one hundred eighty (180) days (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in Financial Industry Regulatory Authority (“FINRA”) Rule 2711(f)(4) or New York Stock Exchange Rule 472(f)(4), or any successor provisions or amendments thereto) following the effective date of the registration statement relating to such offering (or, in the case of an offering pursuant to an effective shelf registration statement pursuant to Rule 415 of the Act, the pricing date for such underwritten offering); provided, however, that all officers and directors of the Company and holders of at least five percent (5%) of the Company’s voting securities enter into similar agreements. The Company may impose stop-transfer instructions with respect to any Registrable Securities subject to the foregoing restriction until the end of the period referenced above. The underwriters of the Company’s equity securities are intended third-party beneficiaries of this Section 2.5(b) and shall have the right, power and authority to enforce the provisions hereof as though they were parties hereto.

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2.6	Obligations of the Company.

Whenever required under this Article II to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)	Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the votes then represented by the Registrable Securities held by the Holders registered thereunder, keep such registration statement effective for a period of time required for the distribution of the Registrable Securities; provided, however, that such period of time will not exceed one hundred eighty (180) days after the effective date of such registration statement (the “Effectiveness Period”); provided, further, that (i) the Effectiveness Period shall be extended for a period of time equal to the period the Holders refrain from selling any securities included in such registration at the request of an underwriter of Common (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, the Effectiveness Period shall be extended, if necessary, to keep the registration statement effective for up to one (1) year or, if earlier, until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment that (x) includes any prospectus required by Section 10(a)(3) of the Act or (y) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (x) and (y) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the 1934 Act in the registration statement. In the event that, in the good faith and reasonable judgment of the Company, it is advisable to suspend use of the prospectus relating to such registration statement for a discrete period of time (a “Deferral Period”) due to pending material corporate developments or similar material events that have not yet been publicly disclosed and as to which the Company believes public disclosure will be prejudicial to the Company, the Company shall deliver a certified resolution of the Board, signed by a duly authorized officer of the Company, to each Holder of Registrable Securities covered by such registration statement, to the effect of the foregoing and, upon receipt of such certificate, such Holders agree not to dispose of such Holders’ Registrable Securities covered by such registration or prospectus (other than in transactions exempt from the registration requirements under the Act); provided, however, that such Deferral Period shall be no longer than ninety (90) days and that there may be only one Deferral Period during any twelve (12) month period. The Effectiveness Period shall be extended for a period of time equal to such Deferral Period.

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(b)	Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

(c)	Furnish to the Holders of Registrable Securities covered by such registration statement such numbers of copies of a prospectus, including a preliminary prospectus, and any amendment or supplement thereto and a reasonable number of copies of the then-effective registration statement and any post-effective amendment thereto, all in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of such Registrable Securities.

(d)	Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions, and to continue such qualification in effect in such jurisdictions, as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)	In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering; provided that each Holder participating in such underwriting shall also enter into and perform its obligations under such underwriting agreement.

(f)	Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and at the request of any such Holder prepare and furnish to such Holder a reasonable number of copies of a supplement or an amendment to such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

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(g)	Use its reasonable best efforts to cause all such Registrable Securities registered pursuant hereto to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed.

(h)	Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereto and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i)	Permit a single firm of counsel designated as selling stockholders’ counsel (the “Holder Counsel”) by the Holders participating in such registration to review, at the expense of the Holders, the registration statement and all amendments and supplements thereto a reasonable period of time prior to their filing with the SEC and state authorities, and shall not file any document in a form to which such counsel reasonably objects.

(j)	Subject to reasonable confidentiality arrangements, make available for inspection, upon reasonable notice during the Company’s regular business hours, by any seller of Registrable Securities covered by a registration statement, any managing underwriter participating in any disposition pursuant to such registration statement, the Holder Counsel and any accountant retained by any such seller or any managing underwriter (each, an “Inspector” and collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees, and the independent public accountants of the Company, to supply all information reasonably requested by any such Inspector in connection with such registration statement. Records that the Company determines, in good faith, to be confidential and of which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (x) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the registration statement, (y) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or (z) the information in such Records was known to the Inspectors on a non-confidential basis prior to its disclosure by the Company or has been made generally available to the public. Each seller of Registrable Securities agrees that it shall, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

(k)	If such sale is pursuant to an underwritten offering, use its reasonable best efforts to obtain a “cold comfort” letter from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “cold comfort” letters as Holders’ counsel or the managing underwriter reasonably request.

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(l)	Use its reasonable best efforts to furnish, on the date Registrable Securities are delivered to the underwriters for sale pursuant to an underwritten registration, an opinion, dated such date, of counsel representing the Company for the purposes of such registration, addressed to the underwriters, covering such legal matters with respect to the registration in respect of which such opinion is being given as are customarily included in such opinions and are reasonably acceptable to counsel representing the Company.

(m)	Use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable but no later than fifteen (15) months after the effective date of the registration statement, an earnings statement covering a period of twelve (12) months beginning after the effective date of the registration statement, in a manner which satisfies the provisions of Section 11(a) of the Act and Rule 158 thereunder.

(n)	Cooperate with each seller of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the FINRA.

(o)	Use its reasonable best efforts to take all other steps necessary to effect the registration of the Registrable Securities contemplated hereby.

2.7	Furnish Information.

It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Article II with respect to the Registrable Securities that any selling Holder shall timely furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Registrable Securities.

2.8	Expenses of Registration.

(a)	Except as set forth in Section 2.8(b), the Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities pursuant to this Agreement, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, “blue sky” fees and expenses, including fees and disbursements of counsel related to all “blue sky” matters, fees and expenses of listing any Registrable Securities on any securities exchange or automated quotation system on which shares of Common are then listed, fees and disbursements of counsel for the Company but excluding stock transfer taxes that may be payable by the selling Holders and underwriting discounts and commissions relating to Registrable Securities covered by such registration, which shall be borne pro rata by the Holders. Expenses for any and all registrations not specifically payable by the Company pursuant to this Section 2.8(a) shall be borne pro rata by the selling stockholders based on the number of shares of securities sold by each such selling stockholder in the offering.

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(b)	Notwithstanding Section 2.8(a), the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.2 if the registration request is subsequently withdrawn at the request of the Initiating Holders (in which case all participating Holders shall bear such expenses), unless the Holders holding at least a majority of the Registrable Securities agree to forfeit their right to one of the demand registrations to which they are entitled pursuant to Section 2.2; provided, however, that if such withdrawal occurs prior to the date the registration statement shall have become effective and at the time of such withdrawal, the Holders have learned of a material adverse change in the financial condition, business, prospects, properties or results of operations of the Company from that known to the Holders at the time of their request and have withdrawn the request within five (5) business days following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their respective rights pursuant to Section 2.2.

2.9	Underwriting Requirements.

In connection with any offering involving an underwriting of shares being issued by the Company, the Company shall be required under Section 2.3 to include any securities held by the Holders in such underwriting on the same terms and conditions as the securities of the Company included therein, but only in such quantity as the underwriters determine in their reasonable and good faith judgment and written opinion will not jeopardize the success of the offering by the Company. If such written opinion states that the registration of all or part of the Registrable Securities that the Holders have requested to be included would materially adversely affect such offering, then the Company shall be required to include in such registration, to the extent of the amount that the underwriters believe may be sold without jeopardizing the success of the offering, first, all of the securities to be offered for the account of the Company; second, the Registrable Securities to be offered for the account of the Holders, pro rata based upon the amount recommended by the underwriters; and third, any other securities required to be included in such underwriting and so requested to be included; provided, however, that the aggregate value of the Registrable Securities to be included in such registration by the Holders may not be so reduced to less than twenty-five percent (25%) of the total value of all securities included in such registration. For purposes of the preceding sentence concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities that is a partnership, limited liability company or corporation, the partners, retired partners, members and stockholders of such Holder, or the estates and family members of any such partners and retired partners or members and any trusts for the benefit of any of the foregoing persons and Affiliates of such Holder shall be deemed to be a single “selling stockholder,” and any pro rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of Registrable Securities owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.

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2.10	Indemnification.

In the event any Registrable Securities are included in a registration statement under this Article II:

(a)	To the extent permitted by law, the Company will indemnify and hold harmless each Holder and their respective officers, directors, trustees, partners, employees, any underwriter (as defined in the Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act (each, a “Holder Indemnified Person”), against any losses, claims, damages, expenses or liabilities (joint or several) to which they may become subject under the Act or the 1934 Act, insofar as such losses, claims, damages, expenses or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, or any rule or regulation promulgated under the Act or the 1934 Act; and the Company will reimburse, as incurred, the Holder Indemnified Persons, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any Holder Indemnified Person.

(b)	To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, its directors, its officers, its employees, each Person, if any, who controls the Company within the meaning of the Act and any underwriter (each, a “Company Indemnified Person”) against any losses, claims, damages, expenses or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Act or the 1934 Act insofar as such losses, claims, damages, expenses or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse, as incurred, any legal or other expenses reasonably incurred by any Company Indemnified Person, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld); provided further, that, in no event shall any indemnity under this Section 2.10(b) exceed the aggregate proceeds (net of underwriting discounts and commissions) from the sale of the Registrable Securities received by such Holder from the shares sold by such Holder in the offering in question.

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(c)	Promptly after receipt by an indemnified party under this Section 2.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.10, deliver to the indemnifying party a written notice of the commencement thereof; provided, however, that the failure to so notify the indemnifying party shall not relieve the indemnifying party of any liability that it may have to the indemnified party hereunder, except to the extent that the indemnifying party is materially prejudiced by such failure to notify. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. An indemnifying party shall not, without the prior written consent of the indemnified parties, settle, compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder by such indemnified parties (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes a release of such indemnified parties reasonably acceptable to such indemnified parties from all liability arising out of such claim, action, suit or proceeding or unless the indemnifying parties shall confirm in a written agreement reasonably acceptable to such indemnified parties, that notwithstanding any federal, state or common law, such settlement, compromise or consent shall not adversely affect the right of any indemnified party to indemnification as provided in this Article II.

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(d)	If the indemnification provided for in this Section 2.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the liability of each Holder under this Section 2.10(d) shall be limited to an amount equal to the aggregate proceeds (net of underwriting discounts and commissions) from the sale of the Registrable Securities received by such Holder from the shares sold by such Holder in the offering in question.

(e)	The obligations of the Company and the Holders under this Section 2.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Article II and otherwise.

2.11	Assignment of Registration Rights.

The rights to cause the Company to register Registrable Securities pursuant to this Article II may be assigned (but only with all related obligations hereunder) by (a) a Holder to a transferee or assignee of such securities who, after such assignment or transfer, holds at least 10% of the outstanding Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations and including for purposes of such calculation the shares of Common then issuable upon conversion of any securities of the Company), (b) a Holder to its partners, members, former partners or former members (or their estates) or Affiliates or (c) a Holder to any family member, family limited partnership, family limited liability company or trust for the benefit of the Holder; provided in each case that: (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement as a “Holder”; and (iii) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

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2.12	Limitations on Subsequent Registration Rights.

From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders holding at least a majority of the outstanding Registrable Securities held by the Holders, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 2.2, Section 2.3 or Section 2.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such prospective holder’s securities will not reduce the amount of the Registrable Securities of the existing Holders that are included or (b) to effect a registration that could result in such registration statement being declared effective within one hundred eighty (180) days of the effective date of any registration effected pursuant to Section 2.2 or Section 2.4.

2.13	Termination of Registration Rights.

This Agreement shall terminate and be of no further force or effect, and no Holder shall be entitled to exercise any right provided for in this Article II after the earlier of (i) five (5) years following the date hereof and (ii) as to each Holder, the date on which such Holder can sell all shares of its Registrable Securities without restriction pursuant to Rule 144 or any successor provision thereto, without regard to volume limitations or manner of sale.

ARTICLE III
MISCELLANEOUS

3.1	Successors and Assigns.

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

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3.2	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

3.3	Counterparts.

This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement, and may be delivered to the other parties hereto by facsimile or similar electronic means.

3.4	Headings.

The headings and subheadings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

3.5	Notices.

All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

(a)	if to the Company:

Transgenomic, Inc.

12325 Emmet Street

Omaha, Nebraska 68164

Attention: Chief Financial Officer

Facsimile: 402-452-5401

with a copy to:

Paul Hastings LLP

1117 S. California Avenue
Palo Alto, California 94304

Attention: Jeffrey T. Hartlin

Facsimile: 650-320-1904

and

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(b)	if to the Investors:

c/o Third Security, LLC

1881 Grove Avenue

Radford, Virginia 24141

Attention: Tad Fisher

Facsimile: 540-633-7939

with a copy to:

Troutman Sanders LLP

Troutman Sanders Building

1001 Haxall Point

Richmond, Virginia 23219

Attention: John Owen Gwathmey

Facsimile: 804-698-5174

(c)	if to any other Holders, to the address reflected in the stock ledger of the Company

All such notices and communications shall be deemed to have been duly given and received when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; and five days of business after being deposited in the mail, postage prepaid, if mailed.

3.6	Expenses.

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.7	Amendments and Waivers.

(a)	No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

(b)	Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any of the parties to this Agreement from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Company and Holders holding at least a majority of the outstanding Registrable Securities, and (ii) only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other further notice or demand in similar or other circumstances.

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3.8	Severability.

If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provision held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

3.9	Rules of Construction.

Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

3.10	Entire Agreement.

This Agreement and the other Transaction Documents are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents, supersede all prior agreements and understandings between the parties with respect to such subject matter, of which any such agreements are hereby terminated and shall have no further force or effect.

[Signatures appear on the following page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized on the date first above written.

COMPANY:	TRANSGENOMIC, INC.

	By:	/s/ Paul Kinnon
Name: Paul Kinnon
Its: CEO and President

INVESTORS:	THIRD SECURITY SENIOR STAFF 2008 LLC

	By:	/s/ Randal J. Kirk
Name: Randal J. Kirk
Title: Manager, Third Security, LLC, which is the Manager of Third Security Senior Staff 2008 LLC

THIRD SECURITY STAFF 2014 LLC

	By:	/s/ Randal J. Kirk
Name: Randal J. Kirk
Title: Manager, Third Security, LLC, which is the Manager of Third Security Staff 2014 LLC

THIRD SECURITY INCENTIVE 2010 LLC

	By:	/s/ Randal J. Kirk
Name: Randal J. Kirk
Title: Manager, Third Security, LLC, which is the Manager of Third Security Incentive 2010 LLC

[Signature Page to Series B Registration Rights Agreement]